LP Building Solutions Reports Second Quarter 2026 Results, Affirms Siding Full-Year Guidance, Anticipates Return to Siding Growth in the Third Quarter of 2026
NASHVILLE, Tenn. (August 5, 2026) – Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three and six months ended June 30, 2026.
Second Quarter 2026 Summary, Compared to Second Quarter 2025
•LP reaffirms Siding full-year guidance, anticipates Siding year-over-year growth in the third quarter of 2026
•Siding net sales decreased by $19 million, or 4%, to $441 million
•Oriented Strand Board (OSB) net sales decreased by $68 million to $182 million
•Net income was $26 million, a decrease of $27 million
•Net income per diluted share was $0.38 per diluted share, a decrease of $0.39 per diluted share
•Adjusted EBITDA(1) was $79 million, a decrease of $63 million
•Adjusted Diluted EPS(1) was $0.40 per diluted share, a decrease of $0.67 per diluted share
•Cash provided by operating activities was $140 million

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below for additional information regarding non-GAAP measures.
Capital Allocation Update
•Invested $59 million in capital expenditures during the second quarter of 2026
•Paid $21 million in cash dividends during the second quarter of 2026
•As previously announced on July 31, 2026, LP's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on August 28, 2026, to stockholders of record on August 14, 2026.
•Total liquidity of approximately $1 billion as of June 30, 2026
“We executed our strategy, and Siding delivered revenue within our guided range despite margin pressure from raw material inflation,” said LP CEO Jason Ringblom. “We anticipate Siding returning to volume and revenue growth in the third quarter.”

Outlook
LP is providing financial guidance for the third quarter of 2026 and full year 2026 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	Third Quarter 2026	Full Year 2026
Siding Net Sales Year-Over-Year Growth	$460-470 million (~5% growth)	$1.65-1.67 billion (~1% decline)
Siding Adjusted EBITDA(2)	$110-120 million (~25% margin(2)(3))	$410-425 million (25-26% margin(2)(3))
OSB Adjusted EBITDA(2)(4)	$(45) million	$(120) million
Consolidated Adjusted EBITDA(2)(4)(5)	$50-60 million	$255-270 million
Capital Expenditures(6)		~$320 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. LP expects that these adjustments may potentially have a significant impact on future U.S. GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Siding Adjusted EBITDA divided by net sales.
(4) The third quarter and full year OSB Adjusted EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on July 31, 2026 (this is an assumption for modeling purposes and not a price forecast).
(5) For purposes of calculating the third quarter and full year 2026 consolidated Adjusted EBITDA, it has been assumed that other operations will contribute approximately $(15)M and $(35)M in the third quarter and full year, respectively.
(6) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $140 million and $180 million, respectively, for full year 2026.
Second Quarter 2026 Highlights
Net sales for the second quarter of 2026 fell year over year by $90 million to $664 million. Siding revenue decreased by $19 million, or 4%, due to 11% lower volumes, partially offset by 7% higher prices. OSB revenue decreased by $68 million, driven by a decline in both prices and sales volumes.
Net income for the second quarter of 2026 decreased year over year by $27 million to $26 million ($0.38 per diluted share). The decline primarily reflects a $63 million decrease in Adjusted EBITDA, partially offset by the absence of $17 million of impairment charges incurred in 2025, a benefit of $12 million related to the reduction in tax provision, and a $8 million decrease in foreign currency loss. The year-over-year decrease in Adjusted EBITDA primarily reflects a $35 million impact from lower OSB prices, a $24 million impact from lower Siding volumes, an $11 million impact from lower OSB volumes, a $12 million impact from inflationary costs, and a $5 million impact from lower selling prices in South America. These decreases were partially offset by a $27 million benefit from higher Siding selling prices.
First Six Months of 2026 Highlights
Net sales for the first six months of 2026 decreased year over year by $240 million to $1.2 billion. Siding revenue decreased by $61 million, or 7%, due to 14% lower volumes, partially offset by 8% higher prices. OSB revenue decreased by $167 million, driven by lower prices and sales volumes.
Net income for the first six months of 2026 decreased year over year by $91 million to $53 million ($0.76 per diluted share). The decrease primarily reflects a $143 million decrease in Adjusted EBITDA, which was partially offset by the absence of $17 million of impairment charges incurred in 2025, a benefit of $28 million related to the reduction in tax provision, and an $16 million decrease in foreign currency loss. The year-over-year decline in Adjusted EBITDA was driven by a $101 million impact from lower OSB prices, along with additional headwinds of $59 million from lower Siding volumes, $21 million from lower OSB volumes, and $13 million from lower selling prices in South America. These decreases were partially offset by a $54 million benefit from higher Siding selling prices.

Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia. Our Siding is offered primed (LP® SmartSide® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®) and prefinished (LP® SmartSide® ExpertFinish® Trim & Siding) to meet the needs of builders and installers in new construction and repair and remodeling applications.
Sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$441	$460	(4)%	$801	$862	(7)%
Adjusted EBITDA	113	125	(9)%	214	230	(7)%
Percent changes in average net sales prices and unit shipments in Siding for the three and six months ended June 30, 2026, compared to the corresponding periods in 2025, were as follows:

	Three Months Ended June 30, 2026 versus 2025		Six Months Ended June 30, 2026 versus 2025
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding	7%	(11)%	8%	(14)%
Siding net sales decreased for the three and six months ended June 30, 2026 due to lower volumes, partially offset by higher prices. The increase in pricing was attributable to both the annual price increase and favorable mix.
Adjusted EBITDA declined by $12 million in the quarter and $16 million year to date compared with the same periods in 2025. Net price increases contributed $27 million in the quarter and $54 million year to date, while lower volumes reduced results by $24 million and $59 million, respectively. Raw material, freight, and labor costs also increased by $10 million in the quarter and $15 million year to date, including a $4 million impact from higher crude oil costs in the second quarter.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® FlameBlock® Fire-Rated Sheathing, LP BurnGuard® FRT OSB, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier Sheathing, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring).
Sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$182	$250	(27)%	$350	$517	(32)%
Adjusted EBITDA	(21)	19	(213)%	(33)	73	(146)%
Percent changes in average net sales prices and unit shipments in OSB for the three and six months ended June 30, 2026, compared to the corresponding periods in 2025, were as follows:

	Three Months Ended June 30, 2026 versus 2025		Six Months Ended June 30, 2026 versus 2025
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(10)%	(24)%	(16)%	(21)%
OSB - Commodity	(20)%	(1)%	(26)%	(7)%
For the three and six months ended June 30, 2026, OSB net sales decreased year over year by $68 million and $167 million, respectively, primarily driven by lower OSB prices and a decline in sales volumes.
Adjusted EBITDA for the same periods decreased year over year by $40 million and $106 million, respectively, reflecting the impact of lower OSB prices and a decline in sales volumes.

Other
Other operations include LP's South American business that manufactures and distributes OSB structural panels and siding products in South America and certain export markets. Other operations also include timber and timberlands as well as other products, services, and closed operations, which do not qualify as discontinued operations. Additionally, Other includes unallocated corporate expenses.
Other net sales decreased by $3 million and $12 million, for the three and six months ended June 30, 2026, respectively, primarily due to a decline in OSB selling prices in South America. Adjusted EBITDA for the same periods decreased year over year by $12 million and $20 million, respectively, driven by a decline in South America net sales along with higher costs incurred in that market.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking “Events” under the “News & Events” header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® FlameBlock® Fire-Rated Sheathing, LP BurnGuard® FRT OSB, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier Sheathing, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring), and LP® Oriented Strand Board. In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates over 20 manufacturing facilities across North and South America. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information currently available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” “seek,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof. Forward-looking statements include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company’s financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal, trade, and monetary policies, including the imposition of higher or new tariffs, trade barriers, and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, or new, ongoing, or escalated geopolitical or military conflicts or tensions; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity, including as a result of labor shortages; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in prices and the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control.
For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.

Use of Non-GAAP Information
When evaluating the Company's performance on a U.S. GAAP basis, management utilizes certain non-GAAP financial measures as defined by SEC Regulation G and Regulation S-K Item 10(e). These measures exclude the impact of specific costs, expenses, gains, and losses to evaluate our overall operating performance. Management believes these non-GAAP measures provide users of the financial information with additional meaningful comparison to prior periods, as they generally exclude items that are outside of the normal course of our business or beyond management's control. It is important to note that non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS (as each defined below) are non-GAAP measures that are used by management and external users of our condensed consolidated financial statements such as investors, industry analysts, and lenders.
Adjusted EBITDA is defined as net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on impairment, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, other non-operating income (expense), income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates.
Adjusted Income is defined as net income, excluding loss on impairment, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, income from discontinued operations, net of income taxes, net income attributed to noncontrolling interest, foreign currency gains and losses, and adjusting for a normalized tax rate. Adjusted Diluted EPS is calculated as Adjusted Income divided by diluted shares outstanding, which is a non-GAAP financial measure. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
During the first quarter of 2026, the Company updated the definition of Adjusted Income to exclude foreign currency gains and losses. These gains and losses primarily arise from the remeasurement of all monetary assets and liabilities including intercompany notes that are denominated in a different currency than the entity's functional currency. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations. The Company believes this exclusion provides investors with a clearer view of underlying operating performance by removing the effects of currency fluctuations that are largely outside of the Company's control and do not reflect its core business activities. For comparability and consistency, all prior period Adjusted Income and Adjusted Diluted EPS measures have been recast to conform to the current presentation. The impact of this update for the three and six months ended June 30, 2025, was an increase to Adjusted Income of $6 million and $9 million, respectively, and an increase to Adjusted Diluted EPS of $0.08 per share and $0.14 per share, respectively.
Reconciliations of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income and net income per share of common stock - diluted, respectively, are presented below. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income and net income per share of common stock - diluted or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$664	$755	$1,239	$1,478
Cost of sales	(549)	(577)	(1,008)	(1,103)
Gross profit	116	178	231	375
Selling, general, and administrative expenses	(80)	(79)	(158)	(154)
Loss on impairment	—	(17)	—	(17)
Other operating credits and charges, net	(5)	(2)	(7)	(4)
Income from operations	31	80	66	200
Interest expense	(4)	(4)	(8)	(7)
Investment income	6	4	8	8
Other non-operating (expense) income	1	(7)	4	(12)
Income before income taxes	34	73	70	189
Provision for income taxes	(8)	(19)	(17)	(45)
Equity in unconsolidated affiliate	—	—	—	1
Net income	$26	$54	$53	$145

Net income per share of common stock:
Basic	$0.38	$0.77	$0.76	$2.08
Diluted	$0.38	$0.77	$0.76	$2.07

Average shares of common stock used to compute net income per share:
Basic	70	70	70	70
Diluted	70	70	70	70

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$228	$292
Receivables, net	143	127
Inventories	373	363
Prepaid expenses and other current assets	28	28
Total current assets	773	809

Property, plant, and equipment, net	1,728	1,709
Timber and timberlands	9	13
Operating lease assets, net	23	23
Goodwill and intangible assets	19	22
Investments in and advances to affiliates	18	17
Other assets	26	25
Deferred tax assets	11	8
Total assets	$2,607	$2,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$240	$285
Income tax payable	—	5
Total current liabilities	240	291

Long-term debt	348	348
Deferred income taxes	195	177
Non-current operating lease liabilities	20	22
Contingency reserves	26	26
Other long-term liabilities	33	33
Total liabilities	863	896

Stockholders’ equity:
Common stock	85	85
Additional paid-in capital	515	508
Retained earnings	1,633	1,621
Treasury stock	(386)	(385)
Accumulated comprehensive loss	(103)	(98)
Total stockholders’ equity	1,744	1,731
Total liabilities and stockholders’ equity	$2,607	$2,627

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26	$54	$53	$145
Adjustments to net income:
Depreciation and amortization	39	36	77	70
Impairment of goodwill and long-lived assets	—	17	—	17
Stock-based compensation expense	5	7	12	12
Deferred taxes	3	(4)	17	(4)
Foreign currency remeasurement and transaction (gains) losses	(1)	6	(6)	7
Other adjustments, net	6	3	1	2
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	5	—	(12)	(37)
Inventories	41	19	(10)	(18)
Prepaid expenses and other current assets	(2)	7	1	6
Accounts payable and accrued liabilities	12	8	(21)	4
Income taxes payable, net of receivables	7	9	(9)	21
Net cash provided by operating activities	140	162	102	226
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(59)	(68)	(120)	(132)
Net cash used in investing activities	(58)	(68)	(120)	(132)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(21)	(19)	(42)	(39)
Purchase of stock	—	—	—	(61)
Other financing activities	3	2	(5)	(4)
Net cash used in financing activities	(18)	(17)	(47)	(105)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	1	—	1	3
Net increase (decrease) in cash, cash equivalents, and restricted cash	64	77	(63)	(7)
Cash, cash equivalents, and restricted cash at beginning of period	164	256	292	340
Cash, cash equivalents, and restricted cash at end of period	$228	$333	$228	$333

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled performance indicators reported by other companies.
The following table sets forth actual housing starts data reported by the U.S Census Bureau, as published through July 17, 2026, for the three and six months ended June 30, 2026 and 2025 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Single-Family	253	264	467	493
Multi-Family	119	111	229	200
	372	375	696	692
We monitor sales volumes for our products in our Siding and OSB segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and six months ended June 30, 2026 and 2025 (in MMSF):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Siding	446	500	804	935
Total Siding sales volume	446	500	804	935

OSB - Structural Solutions	342	450	669	848
OSB - Commodity	425	430	799	856
Total OSB sales volume	768	880	1,468	1,704
We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus on maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.

OEE for the three and six months ended June 30, 2026 and 2025 for each of our reportable segments is listed below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Siding	85%	83%	84%	81%
OSB	80%	79%	79%	78%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
NET SALES
Siding	$441	$460	$801	$862
OSB	182	250	350	517
Other	41	45	87	99
Total Sales	$664	$755	$1,239	$1,478

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$26	$54	$53	$145
Add (deduct):
Provision for income taxes	8	19	17	45
Depreciation and amortization	39	36	77	70
Stock-based compensation expense	5	7	12	12
Loss on impairment	—	17	—	17
Other operating credits and charges, net	5	2	6	4
Product-line discontinuance charges	—	—	1	—
Interest expense	4	4	8	7
Investment income	(6)	(4)	(8)	(8)
Other non-operating expense (income)	(1)	7	(4)	12
Adjusted EBITDA	$79	$142	$161	$304

Siding	$113	$125	$214	$230
OSB	(21)	19	(33)	73
Other	(13)	(1)	(19)	1
Total Adjusted EBITDA	$79	$142	$161	$304

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income per share of common stock - diluted	$0.38	$0.77	$0.76	$2.07

Net income	$26	$54	$53	$145
Add (deduct):
Loss on impairment	—	17	—	17
Other operating credits and charges, net	5	2	6	4
Product-line discontinuance charges	—	—	1	—
Foreign currency (gain) loss	(1)	7	(4)	12
Reported tax provision	8	19	17	45
Adjusted income before tax	37	99	73	223
Normalized tax provision at 25%	(9)	(25)	(18)	(56)
Adjusted Income	$28	$75	$54	$167
Diluted shares outstanding	70	70	70	70
Adjusted Diluted EPS	$0.40	$1.07	$0.78	$2.40